FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-286968-06

Subject:	**PUBLIC ANNOUNCEMENT/DOCS** NEW ISSUE CMBS: BBCMS 2026-5C40
NEW ISSUE CMBS:	BBCMS 2026-5C40

$735.163 MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS:	BARCLAYS; CITIGROUP; DEUTSCHE BANK SECURITIES; GOLDMAN SACHS & CO. LLC; KEYBANC CAPITAL MARKETS; SOCIETE GENERALE; UBS SECURITIES LLC

CO-MANAGERS:	BANCROFT CAPITAL, LLC; NATIXIS; DREXEL HAMILTON

RATING AGENCIES:	S&P; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

CLASS	RATINGS (S/F/K)	AVAILABLE SIZE($MM)*	C/E	WAL	LTV	DY
A-1	AAA/AAA/AAA	6.034	30.000%	2.56	41.7%	18.7%
A-2**	AAA/AAA/AAA	194.180**	30.000%	4.79**	41.7%	18.7%
A-3**	AAA/AAA/AAA	366.855**	30.000%	4.91**	41.7%	18.7%
A-S	AA-/AAA/AAA	105.313	17.000%	4.93	49.5%	15.8%
B	NR/AA-/AA-	35.441	12.625%	4.93	52.1%	15.0%
C	NR/A-/A-	27.340	9.250%	4.93	54.1%	14.4%

* AVAILABLE SIZE ($MM) IS NET OF RISK RETENTION

** A-2 AND A-3 AVAILABLE SIZE ($MM) AND WAL ARE SUBJECT TO CHANGE AS DETAILED IN THE TERM SHEET.

RANGE OF POSSIBLE AVAILABLE SIZE ($MM) BELOW:

A-2:	0.000 – 194.180
A-3:	366.855 – 561.035

*TRANSACTION SUMMARY*
- POOL BALANCE:	$834,380,978
- NUMBER OF LOANS:	44
- NUMBER OF PROPS:	59
- WA CUT-OFF LTV:	59.6%
- WA MATURITY LTV:	59.1%
- WA U/W NCF DSCR:	1.96x
- WA U/W NOI DY:	13.1%
- WA MORTGAGE RATE:	6.39483%
- TOP 10 LOANS %:	49.8%
- WA REM TERM:	59 MONTHS
- TOP 5 PROP TYPES:	HOSPITALITY (22.8%); MULTIFAMILY (22.6%); OFFICE (14.3%); MIXED USE (13.7%); RETAIL (11.1%)
- TOP 5 STATES:	CA(22.9%); NY(14.6%); NV(9.0%); IL (8.9%); PA (8.3%)

*DEAL PARTIES*
- MASTER SERVICER:	MIDLAND LOAN SERVICES
- SPECIAL SERVICER:	ARGENTIC SERVICES COMPANY LP
- OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
- DIRECTING HOLDER:	ARGENTIC SECURITIES INCOME USA 2 LLC
- TRUSTEE:	COMPUTERSHARE TRUST COMPANY, N.A.
- CERT. ADMIN.:	COMPUTERSHARE TRUST COMPANY, N.A.

*MATERIALS & ANTICIPATED TIMING*
- TERM SHEET/ANNEX:	ATTACHED
- RED:	ATTACHED
- 3RD PARTY SYSTEMS:	AVAIL
- PRE-SALE REPORTS:	TODAY
- COLLATERAL CALLS:	UPON DEMAND **CONTACT SALES COVERAGE**
- PRICING:	ON OR ABOUT THURSDAY, JANUARY 22, 2026
- SETTLEMENT:	ON OR ABOUT THURSDAY, FEBRUARY 12, 2026

----------------------------------------------------

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.